Exhibit 10.30

HISTOGENICS CORPORATION

830 Winter Street

Waltham, MA 02451

February 28, 2014

Mr. Peter Greenleaf

Dear Peter:

This letter (this “Agreement”) is to confirm the agreement between you and Histogenics Corporation (the “Company”) in connection with your resignation as an employee of the Company.

1.	Resignation Date. Effective as of February 28, 2014 (the “Resignation Date”), you have resigned from all positions as an officer, director and employee of the Company.

2.	Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3.	Salary and Vacation Pay. The Company will promptly pay you all of your unpaid salary earned through the Resignation Date and all of your accrued but unused vacation time or PTO (less applicable withholding taxes and other deductions). You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4.	Stock Option. On July 16, 2013, you were granted an option to purchase up to 2,099,704 shares of the Company’s common stock at a purchase price of $0.07 per share (the “Option”). You acknowledge that no portion of the Option was vested as of the Resignation Date and that the Company will cancel the Option as of the Resignation Date.

5.

Release of All Claims by You. To the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past, present or future subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns, insurers and employee benefit plans and their administrators and fiduciaries with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract (express or implied) or breach of the covenant of good faith and fair

Mr. Peter Greenleaf

February 28, 2014

dealing, claims of discrimination, harassment retaliation and/or civil rights, claims relating to wages or compensation, claims under M.G.L. c. 149, §§148 and 150 (also known as the Massachusetts Wage Act), claims under Title VII of the Civil Rights Act of 1964, the Massachusetts Fair Employment Practices Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. In addition, notwithstanding anything to the contrary herein, this release does not cover claims based on any fraud or intentional misconduct by the Company. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

6.	Release of All Claims by the Company. To the fullest extent permitted by law, the Company waives, releases and promises never to assert any claims or causes of action, whether or not now known, against you or your heirs, personal representatives, agents or assigns with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of defamation, breach of contract (express or implied) or breach of the covenant of good faith and fair dealing. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. In addition, notwithstanding anything to the contrary herein, this release does not cover claims based on any fraud or intentional misconduct by you. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

7.	No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

8.	Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

9.	Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (other than their choice-of-law provisions).

10.	Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Mr. Peter Greenleaf

February 28, 2014

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HISTOGENICS CORPORATION

By:	/s/ Kevin McArdle
Name:	Kevin McArdle
Title:	Chief Financial Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Signed:	/s/ Peter Greeleaf	Dated:	2/28/14
Peter Greenleaf